CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" and to the incorporation by reference of our reports dated January 13, 2006 for the Claymore/Fiduciary Strategic Equity Fund, Claymore Peroni Equity Opportunities Fund, Claymore/Fiduciary Large Cap Core Fund, and Claymore Core Equity Fund, in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of the Claymore Trust filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 14 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-122901) and in this Amendment No. 18 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-21719).


                                                         /s/ERNST & YOUNG LLP


Chicago, Illinois
March 27, 2006